Exhibit 99.1
FOR IMMEDIATE RELEASE

Red River Bancshares, Inc. Reports Fourth Quarter 2025 Financial Results
ALEXANDRIA, Louisiana, January 30, 2026 (GLOBE NEWSWIRE) -- Red River Bancshares, Inc. (the “Company”) (Nasdaq: RRBI), the holding company for Red River Bank (the “Bank”), announced today its unaudited financial results for the fourth quarter of 2025.
Net income for the fourth quarter of 2025 was $11.4 million, or $1.73 per diluted common share (“EPS”), compared to $10.8 million, or $1.63 EPS, for the third quarter of 2025. For the fourth quarter of 2025, the quarterly return on assets was 1.38%, and the quarterly return on equity was 12.60%.
Net income for the year ended December 31, 2025, was $42.8 million, or $6.38 EPS, compared to $34.2 million, or $4.95 EPS, for the year ended December 31, 2024. For the year ended December 31, 2025, the return on assets was 1.33%, and the return on equity was 12.58%.
Fourth Quarter 2025 Performance and Operational Highlights
The fourth quarter of 2025 financial results included record-high quarterly net income, an improved net interest margin, along with solid growth in loans, deposits, and assets. We also renewed and increased the stock repurchase program for 2026.
•Net income for the fourth quarter of 2025 was $11.4 million, up $614,000, or 5.7%, from the third quarter. Net income for the fourth quarter was impacted by a $1.4 million increase in net interest income, combined with $216,000 of nonrecurring noninterest income as further described below.
•Net interest income and net interest margin fully taxable equivalent (“FTE”) increased for the fourth quarter of 2025 compared to the prior quarter.
•The Company participates as a member in the JAM FINTOP Banktech, L.P. fund (“JAM FINTOP”). During the third quarter of 2025, JAM FINTOP completed the sale of an investment, which led to distributions of capital and income. As a result, in the fourth and third quarters of 2025, other income (loss) included nonrecurring JAM FINTOP partnership income of $127,000 and $253,000, respectively.
•In the fourth quarter of 2025, loan and deposit income benefited from the receipt of $89,000 in nonrecurring loan-related fees.
•As of December 31, 2025, loans held for investment (“HFI”) were $2.25 billion, up $75.6 million, or 3.5%, from $2.17 billion as of September 30, 2025. In the fourth quarter of 2025, we experienced robust new loan and commitment activity, combined with funding of loan construction commitments.
•As of December 31, 2025, assets were $3.35 billion, up $136.5 million, or 4.2%, from $3.21 billion as of September 30, 2025, driven by a $124.6 million increase in deposits.
•Deposits totaled $2.96 billion as of December 31, 2025, up $124.6 million, or 4.4%, from $2.84 billion as of September 30, 2025, primarily due to the seasonal inflow of funds from public entity customers combined with higher customer deposit balances.
•We paid a quarterly cash dividend of $0.15 per common share in the fourth quarter of 2025.
•In 2025, our cash dividend was $0.54 per common share, which was a 50.0% increase from $0.36 per common share paid in 2024.
•The 2025 stock repurchase program authorized us to purchase up to $5.0 million of our outstanding shares of common stock from January 1, 2025 through December 31, 2025. We repurchased shares on the open market during the second quarter of 2025, when we repurchased 11,748 shares at an aggregate cost of $656,000, excluding excise tax. The 2025 stock repurchase program expired on December 31, 2025, with $4.3 million of available capacity.
•During 2025, we completed two privately negotiated stock repurchases for an aggregate of 200,000 shares of our common stock at a total purchase price of $10.4 million, excluding excise tax. These repurchases were supplemental to our 2025 stock repurchase program.
•In 2025, we repurchased 211,748 shares of our common stock. For the year ended December 31, 2025, these repurchases benefited earnings per share by $0.10.
•On December 18, 2025, our Board of Directors approved the renewal and increase of our stock repurchase program for 2026. The 2026 stock repurchase program authorizes us to purchase up to $10.0 million of our outstanding shares of common stock from January 1, 2026 through December 31, 2026.
Blake Chatelain, President and Chief Executive Officer, stated, “We are very pleased with the financial results for both the fourth quarter of 2025 and the full year. We completed two consecutive quarters of record-high net income along with record-high annual net income for 2025. Net income for 2025 was $42.8 million, which was $8.5 million, or 24.9%, higher than 2024. These results were driven by very strong loan growth throughout 2025, which contributed to an improved net interest margin FTE and higher net interest income.
“For the fourth quarter of 2025, our net interest margin FTE increased for the ninth consecutive quarter to 3.51% as we repriced assets at higher yields, while also managing our cost of deposits as the Federal Reserve lowered rates. This allowed us to increase the net interest margin FTE by 8 basis points (“bp(s)”) and net interest income by $1.4 million in the fourth quarter of 2025.
“While loan growth had been steady throughout 2025, we are extremely pleased with loans HFI increasing 3.5% in the fourth quarter of 2025 and 8.4% for 2025. Loan activity picked up in the fourth quarter as new and existing clients continued to invest and expand their businesses. This loan activity occurred throughout all of our Louisiana markets.
“We are excited about our growth momentum and are moving forward on several organic expansion projects. In Shreveport, construction is underway on a new lending headquarters building adjacent to our East Kings banking center, which we expect to be completed in the summer of 2026. In early January 2026, we held a ground-breaking ceremony for our second full-service banking center in the Acadiana Market, located on Camellia Boulevard.
“The fourth quarter of 2025 wrapped up a record year for our Company and a good year for Louisiana and our communities. We continue to invest in expanding our full-service, relationship banking model, which has been well received across the state. We look forward to 2026 and to the opportunities ahead.”
Net Interest Income and Net Interest Margin FTE
Net interest income for the fourth quarter of 2025 was $28.2 million, which was $1.4 million, or 5.0%, higher than the third quarter of 2025. Net interest margin FTE increased 8 bps to 3.51% for the fourth quarter of 2025, compared to the prior quarter. These improvements were driven by a $1.1 million increase in loan income, mainly from higher loan balances and a 3 bp increase to loan yields. For the fourth quarter of 2025, the average rate on new and renewed loans was 6.72%. Also contributing to these improvements were a $448,000 increase in securities income and a 9 bp increase to securities yield, due to purchasing a significant amount of securities at the end of the third quarter, along with $35.4 million in the fourth quarter, at favorable yields. These improvements were further driven by a $305,000 decrease in interest expense due to lower rates on interest-bearing deposit accounts. The lower deposit rates contributed to an 8 bp decrease in the cost of deposits. These favorable variances were partially offset by lower income on short-term liquid assets due to reductions to the target federal funds range and a lower balance of short-term liquid assets.
In 2025, the Federal Open Market Committee (“FOMC”) held rates consistent through mid-September, then reduced the federal funds range by a series of 25 bp cuts in September, October, and December, bringing the range to 3.50%-3.75%. In response, we adjusted loan and deposit rates. The market’s expectation is that the FOMC may lower the target federal funds range by 25-50 bps in 2026. Income on short-term liquid assets follows the target federal funds range, which we expect to decrease in 2026. In 2026, we project $261.4 million of fixed rate loans at 5.85% to mature and $434.0 million of floating rate loans at 6.24% to reprice. We expect to redeploy these balances into loans with slightly higher rates. We also expect to receive $125.3 million in securities cash flows at 3.69%, which we plan to redeploy into securities at higher yields. Rates on interest-bearing transaction deposits could be lowered with target federal funds range reductions. We expect $573.9 million in time deposits at 3.57% to mature in 2026, with the opportunity to reprice slightly lower. Depending on balance sheet activity and the interest rate environment, we expect net interest income and net interest margin FTE to increase slightly in the first quarter of 2026.
Noninterest Income
Noninterest income totaled $4.9 million for the fourth quarter of 2025, down $76,000, or 1.5%, from the previous quarter.
Other income was $189,000 for the fourth quarter of 2025, down $189,000, or 50.0%, from the previous quarter. During the third quarter of 2025, JAM FINTOP completed the sale of an investment, which led to distributions of capital and income. As a result, the fourth and third quarters of 2025 included nonrecurring JAM FINTOP partnership income of $127,000 and $253,000, respectively.
The Small Business Investment Company (“SBIC”) partnerships reported a loss of $197,000 in the fourth quarter of 2025, compared to a loss of $75,000 in the previous quarter. This $122,000, or 162.7%, decrease was mainly due to fund value adjustments as an SBIC fund continues its wind-down phase. We expect SBIC income to fluctuate in future quarters.
Loan and deposit income was $454,000 for the fourth quarter of 2025, up $61,000, or 15.5%, from the previous quarter. The fourth quarter of 2025 benefited from the receipt of $89,000 in nonrecurring loan-related fees.
Operating Expenses
Operating expenses totaled $18.3 million for the fourth quarter of 2025, up $362,000, or 2.0%, from the previous quarter.
Personnel expenses totaled $11.0 million for the fourth quarter of 2025, up $443,000, or 4.2%, from the previous quarter. This increase was primarily due to higher personnel-related accruals. As of December 31, 2025 and September 30, 2025, we had 375 and 377 total employees, respectively.
Technology expenses totaled $893,000 for the fourth quarter of 2025, up $62,000, or 7.5%, from the previous quarter. This increase was primarily due to $48,000 of computer workstation upgrades.

Loans
Loans HFI as of December 31, 2025, were $2.25 billion, an increase of $75.6 million, or 3.5%, from $2.17 billion as of September 30, 2025. In the fourth quarter of 2025, we experienced robust new loan and commitment activity, combined with funding of loan construction commitments. As of December 31, 2025, we had $142.5 million of unfunded construction loan commitments, which we expect to fund over time.

Loans HFI by Category
	December 31, 2025		September 30, 2025		Change from September 30, 2025 to December 31, 2025
(dollars in thousands)	Amount	Percent	Amount	Percent	$ Change	% Change
Real estate:
Commercial real estate	$920,294	40.9%	$896,211	41.2%	$24,083	2.7%
One-to-four family residential	628,762	28.0%	618,320	28.5%	10,442	1.7%
Construction and development	221,214	9.8%	202,589	9.3%	18,625	9.2%
Commercial and industrial	392,824	17.5%	369,245	17.0%	23,579	6.4%
Tax-exempt	57,541	2.6%	59,465	2.7%	(1,924)	(3.2%)
Consumer	28,034	1.2%	27,243	1.3%	791	2.9%
Total loans HFI	$2,248,669	100.0%	$2,173,073	100.0%	$75,596	3.5%
Asset Quality and Allowance for Credit Losses
NPAs totaled $3.5 million as of December 31, 2025, an increase of $1.1 million, or 44.9%, from September 30, 2025, primarily due to an increase in nonaccrual and past due loans. The ratio of NPAs to assets was 0.11% and 0.08% as of December 31, 2025 and September 30, 2025, respectively.
The provision for credit losses for the fourth quarter of 2025 was $750,000 for loans, which was $100,000 higher than the provision for credit losses of $650,000 for the prior quarter due to loan growth. As of December 31, 2025, the ACL was $23.4 million. The ratio of ACL to loans HFI was 1.04% as of December 31, 2025 and 1.05% as of September 30, 2025. The net charge-offs to average loans ratio was 0.01% for the fourth quarter of 2025 and 0.00% for the third quarter of 2025.

Deposits
As of December 31, 2025, deposits were $2.96 billion, an increase of $124.6 million, or 4.4%, compared to September 30, 2025. The increase in deposits for the fourth quarter of 2025 was primarily due to the seasonal inflow of funds from public entity customers combined with higher customer deposit balances.

Deposits by Account Type
	December 31, 2025		September 30, 2025		Change from September 30, 2025 to December 31, 2025
(dollars in thousands)	Balance	% of Total	Balance	% of Total	$ Change	% Change
Noninterest-bearing demand deposits	$913,868	30.8%	$918,974	32.4%	$(5,106)	(0.6%)
Interest-bearing deposits:
Interest-bearing demand deposits	198,724	6.7%	164,184	5.8%	34,540	21.0%
NOW accounts	490,376	16.5%	407,458	14.3%	82,918	20.4%
Money market accounts	580,949	19.6%	571,562	20.1%	9,387	1.6%
Savings accounts	168,889	5.7%	164,347	5.8%	4,542	2.8%
Time deposits less than or equal to $250,000	407,539	13.8%	413,121	14.6%	(5,582)	(1.4%)
Time deposits greater than $250,000	203,067	6.9%	199,137	7.0%	3,930	2.0%
Total interest-bearing deposits	2,049,544	69.2%	1,919,809	67.6%	129,735	6.8%
Total deposits	$2,963,412	100.0%	$2,838,783	100.0%	$124,629	4.4%

Deposits by Customer Type
	December 31, 2025		September 30, 2025		Change from September 30, 2025 to December 31, 2025
(dollars in thousands)	Balance	% of Total	Balance	% of Total	$ Change	% Change
Consumer	$1,397,775	47.2%	$1,366,716	48.1%	$31,059	2.3%
Commercial	1,270,069	42.8%	1,248,666	44.0%	21,403	1.7%
Public	295,568	10.0%	223,401	7.9%	72,167	32.3%
Total deposits	$2,963,412	100.0%	$2,838,783	100.0%	$124,629	4.4%
Stockholders’ Equity
Total stockholders’ equity as of December 31, 2025, was $365.2 million, compared to $351.3 million as of September 30, 2025. The $13.8 million, or 3.9%, increase in stockholders’ equity during the fourth quarter of 2025 was attributable to $11.4 million of net income, a $3.3 million, net of tax, market adjustment to accumulated other comprehensive loss related to securities, and $112,000 of stock compensation, partially offset by $986,000 in cash dividends related to a $0.15 per share cash dividend that we paid on December 18, 2025.

Non-GAAP Disclosure
Our accounting and reporting policies conform to United States generally accepted accounting principles (“GAAP”) and the prevailing practices in the banking industry. Certain financial measures used by management to evaluate our operating performance are discussed as supplemental non-GAAP performance measures. In accordance with the Securities and Exchange Commission’s (“SEC”) rules, we classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the U.S.
Management and the board of directors review tangible book value per share, tangible common equity to tangible assets, and realized book value per share as part of managing operating performance. However, these non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner we calculate the non-GAAP financial measures that are discussed may differ from that of other companies’ reporting measures with similar names. It is important to understand how such other banking organizations calculate and name their financial measures similar to the non-GAAP financial measures discussed by us when comparing such non-GAAP financial measures.
A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included within the following financial statement tables.
About Red River Bancshares, Inc.
Red River Bancshares, Inc. is the bank holding company for Red River Bank, a Louisiana state-chartered bank established in 1999 that provides a fully integrated suite of banking products and services tailored to the needs of our commercial and retail customers. Red River Bank operates from a network of 28 banking centers throughout Louisiana and two combined loan and deposit production offices, one each in New Orleans, Louisiana and Lafayette, Louisiana. Banking centers are located in the following Louisiana markets: Central, which includes the Alexandria metropolitan statistical area (“MSA”); Northwest, which includes the Shreveport-Bossier City MSA; Capital, which includes the Baton Rouge MSA; Southwest, which includes the Lake Charles MSA; the Northshore, which includes Covington; Acadiana, which includes the Lafayette MSA; and New Orleans.
Forward-Looking Statements
Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business, interest rates, and markets, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause us to make changes to our future plans. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the section titled “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q, and in other documents that we file with the SEC from time to time. In addition, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. All forward-looking statements, express or implied, included in this news release are qualified in their entirety by this cautionary statement.
Contact:
Isabel V. Carriere, CPA, CGMA
Senior Executive Vice President, Chief Financial Officer, and Assistant Corporate Secretary
318-561-4023
icarriere@redriverbank.net

FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of and for the Three Months Ended			As of and for the Years Ended
(dollars in thousands, except per share data)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Net Income	$11,415	$10,801	$9,306	$42,764	$34,235

Per Common Share Data:
Earnings per share, basic	$1.74	$1.63	$1.37	$6.40	$4.96
Earnings per share, diluted	$1.73	$1.63	$1.37	$6.38	$4.95
Book value per share	$55.52	$53.42	$47.18	$55.52	$47.18
Tangible book value per share(1)	$55.29	$53.18	$46.95	$55.29	$46.95
Realized book value per share(1)	$62.11	$60.51	$56.07	$62.11	$56.07
Cash dividends per share	$0.15	$0.15	$0.09	$0.54	$0.36
Shares outstanding	6,576,609	6,576,609	6,777,238	6,576,609	6,777,238
Weighted average shares outstanding, basic	6,576,609	6,616,826	6,797,469	6,677,053	6,898,286
Weighted average shares outstanding, diluted	6,604,082	6,640,839	6,816,299	6,705,177	6,918,060

Summary Performance Ratios:
Return on average assets	1.38%	1.34%	1.18%	1.33%	1.11%
Return on average equity	12.60%	12.62%	11.46%	12.58%	11.02%
Net interest margin	3.46%	3.38%	3.04%	3.33%	2.91%
Net interest margin FTE	3.51%	3.43%	3.09%	3.38%	2.96%
Efficiency ratio	54.99%	56.06%	58.71%	55.84%	60.29%
Loans HFI to deposits ratio	75.88%	76.55%	73.97%	75.88%	73.97%
Noninterest-bearing deposits to deposits ratio	30.84%	32.37%	30.89%	30.84%	30.89%
Noninterest income to average assets	0.60%	0.62%	0.63%	0.62%	0.66%
Operating expense to average assets	2.20%	2.22%	2.14%	2.19%	2.14%

Summary Credit Quality Ratios:
NPAs to assets	0.11%	0.08%	0.10%	0.11%	0.10%
Nonperforming loans to loans HFI	0.16%	0.11%	0.16%	0.16%	0.16%
ACL to loans HFI	1.04%	1.05%	1.05%	1.04%	1.05%
Net charge-offs to average loans	0.01%	0.00%	0.01%	0.03%	0.03%

Capital Ratios:
Stockholders’ equity to assets	10.90%	10.93%	10.15%	10.90%	10.15%
Tangible common equity to tangible assets(1)	10.86%	10.89%	10.11%	10.86%	10.11%
Total risk-based capital to risk-weighted assets	18.03%	18.18%	18.13%	18.03%	18.13%
Tier I risk-based capital to risk-weighted assets	17.02%	17.17%	17.12%	17.02%	17.12%
Common equity Tier I capital to risk-weighted assets	17.02%	17.17%	17.12%	17.02%	17.12%
Tier I risk-based capital to average assets	12.21%	12.17%	11.86%	12.21%	11.86%
(1)Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

RED RIVER BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
ASSETS
Cash and due from banks	$25,685	$33,651	$42,453	$36,438	$30,558
Interest-bearing deposits in other banks	187,707	127,404	167,989	215,717	238,417
Securities available-for-sale, at fair value	647,310	636,679	566,981	566,874	550,148
Securities held-to-maturity, at amortized cost	122,619	124,853	127,305	129,686	131,796
Equity securities, at fair value	3,031	3,019	2,990	2,981	2,937
Nonmarketable equity securities	2,407	2,387	2,368	2,349	2,328
Loans held for sale	3,148	3,260	4,711	2,178	2,547
Loans held for investment	2,248,669	2,173,073	2,138,580	2,114,742	2,075,013
Allowance for credit losses	(23,399)	(22,801)	(22,222)	(21,835)	(21,731)
Premises and equipment, net	59,270	58,573	58,622	59,034	59,441
Accrued interest receivable	11,131	10,281	10,027	10,553	10,048
Bank-owned life insurance	31,267	31,041	30,817	30,593	30,380
Intangible assets	1,546	1,546	1,546	1,546	1,546
Right-of-use assets	1,487	1,564	2,489	2,611	2,733
Other assets	29,032	29,833	33,436	32,965	33,433
Total Assets	$3,350,910	$3,214,363	$3,168,092	$3,186,432	$3,149,594
LIABILITIES
Noninterest-bearing deposits	$913,868	$918,974	$897,997	$906,540	$866,496
Interest-bearing deposits	2,049,544	1,919,809	1,912,608	1,919,136	1,938,610
Total Deposits	2,963,412	2,838,783	2,810,605	2,825,676	2,805,106
Accrued interest payable	6,128	6,681	6,242	6,463	7,583
Lease liabilities	1,544	1,623	2,613	2,739	2,864
Accrued expenses and other liabilities	14,676	15,965	13,282	18,238	14,302
Total Liabilities	2,985,760	2,863,052	2,832,742	2,853,116	2,829,855
COMMITMENTS AND CONTINGENCIES	—	—	—	—	—
STOCKHOLDERS’ EQUITY
Preferred stock, no par value	—	—	—	—	—
Common stock, no par value	27,543	27,543	32,896	38,710	38,655
Additional paid-in capital	3,217	3,105	2,992	2,871	2,777
Retained earnings	377,731	367,302	357,488	348,093	338,554
Accumulated other comprehensive income (loss)	(43,341)	(46,639)	(58,026)	(56,358)	(60,247)
Total Stockholders’ Equity	365,150	351,311	335,350	333,316	319,739
Total Liabilities and Stockholders’ Equity	$3,350,910	$3,214,363	$3,168,092	$3,186,432	$3,149,594

RED RIVER BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Three Months Ended			For the Years Ended
(in thousands)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$31,664	$30,612	$28,285	$120,047	$108,969
Interest on securities	5,873	5,425	4,623	21,301	17,089
Interest on deposits in other banks	1,642	2,079	2,699	8,445	11,077
Dividends on stock	20	33	23	93	95
Total Interest and Dividend Income	39,199	38,149	35,630	149,886	137,230
INTEREST EXPENSE
Interest on deposits	10,958	11,263	11,943	44,329	47,936
Total Interest Expense	10,958	11,263	11,943	44,329	47,936
Net Interest Income	28,241	26,886	23,687	105,557	89,294
Provision for credit losses	750	650	300	2,300	1,200
Net Interest Income After Provision for Credit Losses	27,491	26,236	23,387	103,257	88,094
NONINTEREST INCOME
Service charges on deposit accounts	1,430	1,442	1,452	5,591	5,674
Debit card income, net	898	852	960	3,823	3,836
Mortgage loan income	649	652	652	2,398	2,490
Brokerage income	1,287	1,131	924	4,733	3,791
Loan and deposit income	454	393	463	1,724	2,034
Bank-owned life insurance income	226	224	216	887	851
Gain (Loss) on equity securities	13	28	(91)	94	(28)
SBIC income (loss)	(197)	(75)	346	55	1,453
Other income (loss)	189	378	73	659	340
Total Noninterest Income	4,949	5,025	4,995	19,964	20,441
OPERATING EXPENSES
Personnel expenses	10,954	10,511	9,769	41,704	38,623
Occupancy and equipment expenses	1,749	1,846	1,716	7,143	6,691
Technology expenses	893	831	884	3,378	3,182
Advertising	324	293	313	1,236	1,374
Other business development expenses	584	531	486	2,127	2,076
Data processing expense	713	724	681	2,447	2,331
Other taxes	583	604	547	2,408	2,407
Loan and deposit expenses	315	356	334	1,131	895
Legal and professional expenses	550	605	658	2,399	2,657
Regulatory assessment expenses	439	430	428	1,648	1,654
Other operating expenses	1,147	1,158	1,024	4,474	4,264
Total Operating Expenses	18,251	17,889	16,840	70,095	66,154
Income Before Income Tax Expense	14,189	13,372	11,542	53,126	42,381
Income tax expense	2,774	2,571	2,236	10,362	8,146
Net Income	$11,415	$10,801	$9,306	$42,764	$34,235

RED RIVER BANCSHARES, INC.
NET INTEREST INCOME AND NET INTEREST MARGIN (UNAUDITED)

	For the Three Months Ended
	December 31, 2025			September 30, 2025
(dollars in thousands)	Average Balance Outstanding	Interest Income/ Expense	Average Yield/ Rate	Average Balance Outstanding	Interest Income/ Expense	Average Yield/ Rate
Assets
Interest-earning assets:
Loans(1,2)	$2,214,161	$31,664	5.60%	$2,151,676	$30,612	5.57%
Securities - taxable	625,220	4,900	3.13%	587,806	4,452	3.03%
Securities - tax-exempt	183,911	973	2.12%	184,712	973	2.11%
Interest-bearing deposits in other banks	166,797	1,642	3.85%	186,144	2,079	4.37%
Nonmarketable equity securities	2,389	20	3.34%	2,370	33	5.54%
Total interest-earning assets	3,192,478	$39,199	4.82%	3,112,708	$38,149	4.81%
Allowance for credit losses	(23,037)			(22,416)
Noninterest-earning assets	120,146			107,647
Total assets	$3,289,587			$3,197,939
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction deposits	$1,348,461	$5,527	1.63%	$1,301,285	$5,764	1.76%
Time deposits	608,448	5,431	3.54%	606,373	5,499	3.60%
Total interest-bearing deposits	1,956,909	10,958	2.22%	1,907,658	11,263	2.34%
Other borrowings	—	—	—%	—	—	—%
Total interest-bearing liabilities	1,956,909	$10,958	2.22%	1,907,658	$11,263	2.34%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	947,506			927,503
Accrued interest and other liabilities	25,770			23,278
Total noninterest-bearing liabilities	973,276			950,781
Stockholders’ equity	359,402			339,500
Total liabilities and stockholders’ equity	$3,289,587			$3,197,939
Net interest income		$28,241			$26,886
Net interest spread			2.60%			2.47%
Net interest margin			3.46%			3.38%
Net interest margin FTE(3)			3.51%			3.43%
Cost of deposits			1.50%			1.58%
Cost of funds			1.36%			1.44%
(1)Includes average outstanding balances of loans held for sale of $3.3 million and $3.2 million for the three months ended December 31, 2025 and September 30, 2025, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21.0% federal income tax rate on tax-exempt securities and tax-exempt loans.

RED RIVER BANCSHARES, INC.
NET INTEREST INCOME AND NET INTEREST MARGIN (UNAUDITED)

	For the Years Ended
	December 31, 2025			December 31, 2024
(dollars in thousands)	Average Balance Outstanding	Interest Income/ Expense	Average Yield/ Rate	Average Balance Outstanding	Interest Income/ Expense	Average Yield/ Rate
Assets
Interest-earning assets:
Loans(1,2)	$2,145,150	$120,047	5.52%	$2,046,339	$108,969	5.24%
Securities - taxable	586,645	17,392	2.96%	554,194	13,098	2.36%
Securities - tax-exempt	186,379	3,909	2.10%	193,368	3,991	2.06%
Interest-bearing deposits in other banks	195,507	8,445	4.26%	210,959	11,077	5.22%
Nonmarketable equity securities	2,360	93	3.92%	2,273	95	4.19%
Total interest-earning assets	3,116,041	$149,886	4.76%	3,007,133	$137,230	4.50%
Allowance for credit losses	(22,313)			(21,646)
Noninterest-earning assets	110,043			102,951
Total assets	$3,203,771			$3,088,438
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction deposits	$1,318,439	$22,403	1.70%	$1,246,528	$23,082	1.85%
Time deposits	601,214	21,926	3.65%	593,817	24,854	4.19%
Total interest-bearing deposits	1,919,653	44,329	2.31%	1,840,345	47,936	2.60%
Other borrowings	—	—	—%	—	—	—%
Total interest-bearing liabilities	1,919,653	$44,329	2.31%	1,840,345	$47,936	2.60%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	920,009			910,507
Accrued interest and other liabilities	24,271			26,884
Total noninterest-bearing liabilities	944,280			937,391
Stockholders’ equity	339,838			310,702
Total liabilities and stockholders’ equity	$3,203,771			$3,088,438
Net interest income		$105,557			$89,294
Net interest spread			2.45%			1.90%
Net interest margin			3.33%			2.91%
Net interest margin FTE(3)			3.38%			2.96%
Cost of deposits			1.56%			1.74%
Cost of funds			1.42%			1.59%
(1)Includes average outstanding balances of loans held for sale of $2.9 million and $2.9 million for the years ended December 31, 2025 and 2024, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21.0% federal income tax rate on tax-exempt securities and tax-exempt loans.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(dollars in thousands, except per share data)	December 31, 2025	September 30, 2025	December 31, 2024
Tangible common equity
Total stockholders’ equity	$365,150	$351,311	$319,739
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Total tangible common equity (non-GAAP)	$363,604	$349,765	$318,193
Realized common equity
Total stockholders’ equity	$365,150	$351,311	$319,739
Adjustments:
Accumulated other comprehensive (income) loss	43,341	46,639	60,247
Total realized common equity (non-GAAP)	$408,491	$397,950	$379,986
Common shares outstanding	6,576,609	6,576,609	6,777,238
Book value per share	$55.52	$53.42	$47.18
Tangible book value per share (non-GAAP)	$55.29	$53.18	$46.95
Realized book value per share (non-GAAP)	$62.11	$60.51	$56.07

Tangible assets
Total assets	$3,350,910	$3,214,363	$3,149,594
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Total tangible assets (non-GAAP)	$3,349,364	$3,212,817	$3,148,048
Total stockholders’ equity to assets	10.90%	10.93%	10.15%
Tangible common equity to tangible assets (non-GAAP)	10.86%	10.89%	10.11%